EXHIBIT 99.1



                     I3 International Isotopes Inc



FOR IMMEDIATE RELEASE:                        For More Information, Contact:
September 15, 2003                            Steve Laflin, President and CEO
                                              (208) 524-5300


                      INTERNATIONAL ISOTOPES INC. ANNOUNCES
            SUCCESSFUL COMPLETION OF ITS SHAREHOLDER RIGHTS OFFERING


Idaho Falls, ID.  September 15, 2003 - International  Isotopes Inc. (Pink sheets
INIS) announces the successful conclusion of its shareholder rights offering. The total shareholder subscription and over subscriptions equaled $1,312,514, including a debt to equity conversion of $906,806.

International Isotopes Inc. has successfully completed its rights offering to shareholders on September 12, 2003. The Securities and Exchange Commission had declared the registration statement for the rights offering effective on July 28, 2003, and the Company had commenced the offering on August 12, 2003. Under the offering the Company offered 38,229,157 Units (each Unit included (i) one share of common stock, (ii) one warrant to purchase another share of common stock for $.04, and (iii) one warrant to purchase an additional share of common stock for $.05) to its shareholders. Shareholders received one Right for each share owned and shareholders who fully subscribed were provided the additional privilege of over subscribing for up to an additional 14,500,000 Units.

The total amount raised from the rights offer was $1,312,514, which corresponds to 100% of the basic shareholder subscription and an additional 38% of the over subscription amount permitted under the offering. Of the total amount received by the Company, $906,806 was subscribed through shareholder conversion of debt to equity and an additional $405,677 was provided as cash. Under the terms of the rights offering the Company will issue 43,750,467 shares of common stock to participants bringing the total number outstanding to 139,232,360. In addition, the participants of the rights offer will receive an aggregate of 43,750,467 Series A warrants and 43,750,467 Series B warrants, which can be used to purchase additional shares of common stock for $0.04 and $0.05 respectively.

The majority of net proceeds from the rights offer will be invested into equipment, hardware, and facilities in order to further expand production capability as evidenced by the Company's recent announcement of the start of Lutetium-177 sales. Company Chief Executive Officer Steve T. Laflin stated, "We are very pleased with the level and amount of participation of our shareholders in the rights offering. I believe their strong participation reflects not only the Company's improved overall financial position, but also the shareholders' growing optimism for the future success of this Company. Laflin added, "I would like to thank those shareholders for their participation and their continued support of the Company."



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About International Isotopes Inc.

International Isotopes Inc. current operations include production or processing of reactor isotopes for various medical or industrial applications; contract manufacturing of a full range of nuclear medicine calibration and reference standards; and processing gemstone which has undergone irradiation for color enhancement.

International Isotopes Inc Safe Harbor Statement

Statements in the press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the ability to meet time schedules, the need to raise additional capital, the development of competitive products by others and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update statements in this press release.




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